Exhibit 99.1

Looksmart, Limited

625 Second Street, San Francisco, California 94107 U.S.A

Appendix 4E

Preliminary Annual Report for the Year Ended 31 December 2004

RESULTS FOR ANNOUNCEMENT TO THE MARKET

	December 31, 2004 $USD ‘000	December 31, 2003 $USD ‘000	Change $‘000	Change %
Revenue from Ordinary Activities	$77,674	$135,445	$(57,771)	-43%
Profit from ordinary activities	(9,816)	5,584	(15,400)	-100%
Net profit after tax	$(9,816)	$5,786	$(15,602)	-100%

Dividends:

The Company has not proposed to pay dividends in the foreseeable future.

Additional information required by the Australian Stock Exchange LTD and not shown elsewhere in this report:

	December 31, 2004	December 31, 2003
Net tangible assets per security	$0.56	$0.65

Audit status:

The financial statements and related footnotes for the year ended 31, December 2004 included in this Preliminary Annual Report are unaudited. These financial statements are in the process of being audited by our independent registered public accounting firm. The financial statements and related footnotes for the year ended 31 December, 2003 have been derived from the audited financial statements included in our Final Annual Report for 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements which appear elsewhere in this Preliminary Annual Report.

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “may,” “will” and similar expressions to identify forward-looking statements. All forward looking statements, including but not limited to, projections or estimates concerning our business, including demand for our products and services, mix of revenue streams, ability to control and/or reduce operating expenses, anticipated gross margins and operating results, cost savings, product development efforts, general outlook of our business and industry, future profits or losses, opportunities abroad, competitive position, stock compensation and adequate liquidity to fund our operations and meet our other cash requirements, are inherently uncertain as they are based on our expectations and assumptions concerning future events. These forward-looking statements are subject to numerous known and unknown risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including our ability to maintain net profitability in future quarters, our ability to expand and diversify our network of distribution partners, the success of our listings business and all other risks described below in the section entitled “Risk Factors” and elsewhere in this report.

All figures are reported in thousands and United States dollars unless where otherwise noted. All financial statements and their accompanying notes have been prepared in accordance with United States Generally Accepted Accounting Principles.

Revenue:

Revenue from ordinary activities includes revenue from operating activities and interest income. The primary components of our revenue stream are listings revenue and licensing revenue.

Listings revenues in 2004 decreased compared to 2003 due primarily to the winding down of our relationship with Microsoft, which began in January of 2004. This decrease was partially offset by a 64% increase in our core, non-Microsoft, revenue, primarily due to the addition of new distribution partners in 2004.

Listings revenue per click decreased in the fourth quarter of 2003 to the fourth quarter of 2004. This decline was primarily the result of a reduction in our match rate due to the decline in the number of advertisers in certain vertical segments of search.

We expect our core listings revenue to be between $12 and $14 million in the first quarter of 2005 due to reorienting the company around a vertically targeted search segment approach, our continued efforts to optimize our distribution network and focus on higher converting traffic and seasonality of online retail sales.

We began recording revenue from the sale of consumer products in the second quarter of 2004. This revenue is included in listings revenue and was less than 5% of total revenue in 2004.

In 2003, we exclusively licensed our database content to Microsoft and customized it for their use. We derived all of our licensing revenue from our agreement with Microsoft, which expired on January 15, 2004. We do not expect additional licensing revenue in 2005.

Cost of revenue:

(000’s)	Year Ended December 31, 2004	% Change 2003 to 2004	Year Ended December 31, 2003
Traffic acquisition costs	39,234	(39)%	64,225
Percentage of listings revenue	51%		54%
Other costs	5,546	(8)%	5,996

Cost of revenue	$44,780	(36)%	$70,221
Percentage of total revenues	58%		52%

Traffic acquisition costs, the costs paid to our distribution partners, decreased in 2004 compared to 2003 primarily due to the loss of major partners, including Microsoft, Inktomi and Sprinks. The increase in traffic acquisition costs as a percent of listings revenue in 2004 compared to 2003 reflects our continued efforts to improve our traffic quality and optimize traffic flow from our partners. These efforts resulted in the removal of international and low-converting traffic from our distribution network in late 2004.

We expect traffic acquisition costs as a percent of listings revenue to increase to 56%-59% in the first quarter of 2005 due to the termination of certain distribution agreements with low revenue sharing provisions and our continued efforts to optimize our distribution network and focus on higher converting traffic.

Other costs of revenue consist of connectivity costs, personnel costs of our sales operations employees, including stock-based compensation, equipment depreciation, expenses relating to hosting advertising operations, commissions paid to advertising agencies and amortization of intangible assets. These costs decreased in 2004 compared to 2003 due to restructuring efforts in late 2003 and early 2004.

Operating Expenses:

Sales and Marketing. Sales and marketing expenses include salaries, commissions, stock-based compensation, other costs of employment for the Company’s sales force, sales administration, customer service staff, overhead, facilities, allocation of depreciation, and the provision for and reversals of reserves for doubtful trade receivables. Sales and marketing expenses also include the costs of advertising, trade shows and public relations activities.

Sales and marketing expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2004	Year Ended December 31, 2003
Amortization of deferred stock compensation	—	39
Stock compensation related to variable options	(2)	240
Other sales and marketing expenses	7,543	14,170

Total sales and marketing expenses	$7,541	$14,449

Percentage of total revenues	10%	11%

Amortization of deferred stock compensation related to stock granted to employees at less than market value. Stock compensation related to variable options is the result of repriced stock options. Stock compensation related to variable options is based on the Company’s stock price at the end of each quarter and will continue to fluctuate as the Company’s stock price fluctuates.

The decline in other sales and marketing expenses from 2003 to 2004 was primarily attributable to a reduction of salaries, wages and benefits of $7.1 million, resulting from the Company’s restructuring activities. In addition, marketing and travel expenses declined $0.6 million in 2004 compared to 2003. This reduction was due to the Company’s headcount reduction and overall cost reductions efforts. This decrease was offset by an increase in bad debt expense of $0.5 million from 2003 to 2004.

Product Development. Product development costs include all costs related to the development and engineering of new products and continued development of our search databases and additional features for our customer account management platform. These costs include salaries and associated costs of employment, including stock-based compensation, overhead, facilities and amortization of intangible assets. Costs related to the development of software for internal use in the business, including salaries and associated costs of employment, are capitalized after certain milestones have been achieved. Software licensing and computer equipment depreciation related to supporting product development functions are also included in product development expenses.

Product development expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2004	Year Ended December 31, 2003
Amortization of deferred stock compensation	78	145
Stock compensation related to variable options	5	523
Capitalized software development costs	(206)	(2,244)
Other product development expenses	23,275	27,832

Total product development expenses	$23,152	$26,256

Percentage of total revenues	30%	20%

Amortization of deferred stock compensation relates to stock granted to employees at less than market value. Stock compensation related to variable options is the result of repriced stock options. Stock compensation related to variable options is based on the Company’s stock price at the end of each quarter and will continue to fluctuate as the Company’s stock price fluctuates.

Capitalized software development costs include the cost to develop software for internal use, excluding costs associated with research and development, training and testing. The decrease in the amount capitalized in 2004 compared to 2003 was primarily related to a reduction in the number of engineers assigned to capitalizable projects. Additionally, in the second quarter of 2004, we wrote off $0.8 million in software previously capitalized for projects that were cancelled as they related to projects that were not aligned with our operating plan.

The decrease in other product development expenses in 2004 compared to 2003 was due primarily to a reduction in salaries and benefits of $4.9 million due to the restructuring activities starting in the fourth quarter of 2003, offset by $0.7 million in retention bonuses paid to key employees in 2004.

General and Administrative. General and administrative expenses include costs of executive management, human resources, finance, legal and facilities personnel. These costs include salaries and associated costs of employment, including stock-based compensation, overhead, facilities and allocation of depreciation. General and administrative expenses also include legal, tax, accounting, consulting and professional service fees.

General and administrative expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2004	Year Ended December 31, 2003
Amortization of deferred stock compensation	—	7
Stock compensation related to variable options	1	56
Other general and administrative expenses	9,152	10,436

Total general and administrative expenses	$9,153	$10,499

Percentage of total revenues	12%	8%

Stock compensation includes amortization of deferred stock compensation related to stock granted to employees at less than market value and stock compensation includes related to variable options is the result of repriced stock options. Stock compensation related to variable options is based on the Company’s stock price at the end of each quarter and will continue to fluctuate as the Company’s stock price fluctuates.

The decrease in other general and administrative expenses in 2004 compared to 2003 was due to a decrease in salaries and benefits of $0.9 million due to the restructuring activities starting in the fourth quarter of 2003 and a decrease in professional services of $0.8 million, primarily related to legal settlement expenses in the first half of 2003, partially offset by executive recruiting costs, which increased by $0.3 million in 2004 compared to 2003, and by non-restructuring separation payments of $0.5 million and loss on sale of fixed assets of $0.3 million, both of which occurred in the first quarter of 2004.

Risk Factors

You should carefully consider the risks described below before making an investment decision regarding our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We may be unable to achieve operating profitability in the foreseeable future, and if we achieve operating profitability, we may be unable to maintain it, which could result in a decline in our stock price

We had a net loss of $9.8 million in 2004 and as of December 31, 2004, our accumulated deficit was $186 million. We may be unable to achieve operating profitability in the foreseeable future and, if we regain operating profitability, we may be unable to maintain it. Our ability to achieve and maintain operating profitability will depend on our ability to generate additional revenues and contain our expenses. In order to generate additional revenues, we will need to expand our network of distribution partners, expand our proprietary traffic sources, and expand our advertiser base. We may be unable to do so because of the risks identified in this report or for unforeseen reasons. Also, we may be unable to contain our costs due to the need to make revenue sharing payments to our distribution partners, to invest in product development, marketing and search technologies, and enhance our search services. Because of the foregoing factors, and others outlined in this report, we may be unable to achieve and maintain operating profitability in the future.

We rely primarily on our network of distribution partners to generate paid clicks; if we were unable to maintain or expand this network, our ability to generate revenues would be seriously harmed

In 2004, 100% of our revenues came from search traffic on our distribution network. We have in the past, and may in the future, be unable to maintain key partners in our distribution network. For example, in early 2004 we lost Microsoft’s MSN, Inktomi and About.com’s Sprinks as partners, which was the primary cause of the decrease in paid clicks from 2003 to 2004. Our distribution network is still concentrated, with our five largest network partners accounting for approximately 60% of our revenues in 2004. If we lose any significant portion of our distribution network, we would need to find alternative sources of click traffic to replace the lost paid clicks. Although alternate sources of click traffic are currently available in the market, the search market is consolidating and there is fierce competition among search providers to sign agreements with traffic providers. We face the risk that we might be unable to negotiate and sign agreements with traffic providers on favorable terms, if at all. If we are unsuccessful in maintaining and expanding our distribution network, then our ability to generate revenues would be seriously harmed.

Our financial results are highly concentrated in the listings business; if we were unable to grow listings revenues and find alternative sources of revenue, our financial results would suffer

Listings accounted for 100% of our revenues in 2004 and will likely account for substantially all of our revenues in 2005. Our success will depend upon the extent to which advertisers choose to use and partners choose to distribute our listings products. Some of our products will require both modification of existing software and systems and the creation or acquisition of new software and systems. We may lack the managerial, editorial and technical resources necessary to expand our product offerings in a timely manner. Even if we expand our product offerings, customers and partners may not adopt our products at projected rates. For these and other reasons, these initiatives may not generate sufficient revenues to reach our profitability goals. If we are unable to generate significant additional revenues from our listings business or significantly reduce our operating costs, our results of operations and financial condition will suffer.

If we experience downward pressure on our revenue per click and/or match rate, our financial results would suffer

We have experienced, and may in the future experience, downward pressure on our average revenue per click and match rate due to various factors. In the fourth quarter of 2004, for example, our average revenue per click and match rate decreased due to the loss of a few large advertisers and a reduction in average spend per advertiser. We may experience decreases in revenue per click or match rate in the future for many reasons, including the erosion of our advertiser base, the reduction in average advertiser spend, the reduction in the number of listings purchased by advertisers, or for other reasons. If our revenue per click or match rate fall for any reason, our financial results would likely suffer.

Our growth depends on our ability to build our advertiser base; if our advertiser base and average advertiser spend continues to fall, our financial results would suffer

In 2004, our distribution network shifted from being predominantly dependent on MSN to being a more diversified network of smaller distribution sources. As a result of the change in distribution, a number of larger advertisers in our advertiser base either stopped purchasing LookListings or reduced their average spend. In the fourth quarter of 2004, this resulted in a decrease in our average revenue per click and match rate. Our future growth depends on our ability to build an advertiser base that corresponds with the characteristics of our distribution network. If our sales and marketing efforts are insufficient, or if we are unable to build an advertiser base at projected rates, we may be unable to meet out financial guidance, and our stock price would likely suffer.

Any failure in the performance of our key operating systems could materially and adversely affect our revenues

Any system failure that interrupts our search service, whether caused by computer viruses, software failure, power interruptions, unauthorized intruders and hackers, or other causes, could harm our financial results. For example, our system for tracking and invoicing clicks is dependent upon a proprietary software platform. If we lose key personnel or experience a failure of software, this system may fail. In such event, we may be unable to track paid clicks and invoice our customers, which would materially and adversely affect our financial results and business reputation.

If we fail to detect click fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer

We are exposed to the risk of fraudulent clicks on our listings. We have occasionally reduced invoices or refunded revenue to our customers due to click-through fraud, and we expect to do so in the future. Click-through fraud occurs when a person or robot software clicks on a listing for some reason other than to view the underlying content. If we are unable to stop this fraudulent activity, these refunds may increase. If our fraud detection systems are insufficient, or if we find new evidence of past fraudulent clicks, we may have to issue credits or refunds retroactively to our advertisers, yet we may still have to pay revenue share to our network partners. This would negatively affect our profitability and hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our listings because the fraudulent clicks will not lead to actual sales for the advertisers. This could lead the advertisers to become dissatisfied with our listings, which could lead to loss of advertisers and revenue.

Our quarterly revenues and operating results may fluctuate for many reasons, each of which may negatively affect our stock price

Our revenues and operating results will likely fluctuate significantly from quarter to quarter as a result of a variety of factors, including:

•	changes in our distribution network, particularly the gain or loss of key distribution partners, or changes in the implementation of search results on partner web sites,

•	changes in the number of advertisers who purchase our listings, or the amount of spending per customer,

•	the revenue-per-click we receive from advertisers, or other factors that affect the demand for, and prevailing prices of, Internet advertising and marketing services,

•	the effect of accounting for our headquarters office lease in San Francisco, California which reflects our management’s assumptions about the subleasing market,

•	systems downtime on our Advertiser Center, our web site or the web sites of our distribution partners, or

•	the effect of variable accounting for stock options, which requires that we book an operating expense in connection with some of our outstanding stock options at the end of each quarter, depending on the closing price of our common stock on the last trading day of the quarter and the number of stock options subject to variable accounting.

Due to the above factors, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely on past financial results as an indicator of our future performance. If our financial results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed

We have completed documenting and testing our internal controls and have discovered gaps and deficiencies in our internal controls over financial reporting, including our controls over revenue accounting, accounts payable, billing and reporting, and financial analysis of business results. We have implemented controls to address some of these gaps and deficiencies and are in the process of addressing the remaining gaps and deficiencies that we have identified. We are subject to the risk that we may not identify all the gaps and deficiencies in our internal financial controls in a timely manner and, as a result, may report a material weakness in our future periodic reports. Further, our remediation efforts may not be sufficient to cure the gaps and deficiencies we have identified. Any failure to identify areas that require remediation, or any failure to implement required new or improved controls, could cause us to fail to accurately report our financial results. Any material weakness in our internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our success depends on our ability to attract and retain key personnel; if we were unable to continue to attract and retain key personnel in the future, our business could be materially and adversely impacted

Our success depends on our ability to identify, attract, retain and motivate highly skilled software development, technical, sales, and management personnel. The loss of the services of any of our key employees could adversely affect our business. We cannot assure you that we will be able to retain our key employees or that we can identify, attract and retain highly skilled personnel in the future.

We face capacity constraints on our software and infrastructure systems that may be costly and time-consuming to resolve

We use proprietary and licensed software to crawl the web and index web pages, create and edit listings, compile and distribute our search results, track paid clicks, and detect click fraud. Any of these software systems may contain undetected errors, defects or bugs or may fail to operate with other software applications. The following developments may strain our capacity and result in technical difficulties with our web site or the web sites of our distribution partners:

•	customization of our search results for distribution to particular partners,

•	substantial increases in the number of search queries to our database,

•	substantial increases in the number of listings in our search databases, or

•	the addition of new products, features or changes in our directory structure.

If we fail to address these issues in a timely manner, we may lose the confidence of advertisers and partners, our revenues may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and infrastructure systems. If we fail to accomplish these tasks in a timely manner, our business will likely suffer.

If we account for employee stock options using the fair value method, it could significantly reduce our net income

The Company is required to adopt SFAS 123R in the third quarter of 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. See Note 1 in the Notes to Consolidated Financial Statements for the pro forma net income and net income per share amounts, for 2002 through 2004, as if we had used a fair-value-based method similar to the methods required under SFAS 123R to measure compensation expense for employee stock incentive awards. The Company is evaluating the requirements under SFAS 123R and expects the adoption to have a significant adverse impact on consolidated statements of income and net income per share.

We may face liability for claims related to our listings business, and these claims may be costly to resolve

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. These claims might, for example, be made for trademark, copyright or patent infringement, defamation, negligence, personal injury, breach of contract, unfair advertising, unfair competition, invasion of privacy or other claims. Allegations are made against us from time to time concerning these types of matters, and we have been subject to two purported class action lawsuits in connection with our listings services. Our technologies may not be able to withstand any third-party claims or rights against their use. In addition, we are obligated under some agreements to indemnify our partners in the event that they are subject to claims that our services infringe on the rights of others.

Litigating these claims could consume significant amounts of time and money, divert management’s attention and resources, cause delays in integrating acquired technology or releasing new products, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Our insurance may not adequately cover claims of this type, if at all. If a court were to determine that some aspect of our search services or listings infringed upon or violated the rights of others, we could be prevented from offering some or all of our services, which would negatively impact our revenues and business. There can be no assurance that our services will not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

We face growing competitive pressures, which could materially and adversely affect our financial results

We compete in the relatively new and rapidly evolving paid search industry, which presents many uncertainties that could require us to further refine our business model. We compete with companies that provide paid placement products, paid inclusion products, and other forms of search marketing, including AOL Time Warner, Ask Jeeves, FindWhat, Google (and its AdWords and Sprinks services), Microsoft’s MSN, and Yahoo (and its Overture service). In the paid inclusion field, we compete for advertisers on the basis of the relevance of our search results, the price per click charged to advertisers, the volume of clicks that we can deliver to advertisers, tracking and reporting of campaign results, customer service and other factors. Some of our competitors have larger distribution networks and proprietary traffic bases, longer operating histories and greater brand recognition than we have.

Our stock price is extremely volatile, and such volatility may hinder investors’ ability to resell their shares for a profit

The stock market has experienced significant price and volume fluctuations in recent years, and the stock prices of Internet companies have been extremely volatile. Because of our limited operating history and the operational changes required by the reduction of the Microsoft distribution channel resulting from the expiration of our contractual relationship with Microsoft’s MSN in the first quarter of 2004, it is extremely difficult to evaluate our business and prospects. You should evaluate our business in light of the risks, uncertainties, expenses, delays and difficulties associated with managing and growing a relatively new business, many of which are beyond our control. Our stock price may decline, and you may not be able to sell your shares for a profit, as a result of a number of factors including:

•	changes in the market valuations of Internet companies in general and comparable companies in particular,

•	quarterly fluctuations in our operating results,

•	the termination or expiration of our distribution agreements,

•	our potential failure to meet our forecasts or analyst expectations on a quarterly basis,

•	changes in ratings or financial estimates by analysts or the inclusion/removal of our stock from certain stock market indices used to drive investment choices,

•	announcements of new partnerships, technological innovations, acquisitions or products or services by us or our competitors,

•	the sales of substantial amounts of our common stock in the public market by participants in our pre-IPO equity financings or by owners of businesses we have acquired, or the perception that such sales could occur,

•	the exchange by CDI holders of CDIs for shares of common stock and resale of such shares in the Nasdaq National Market, or

•	conditions or trends in the Internet that suggest a decline in rates of growth of advertising-based Internet companies.

In the past, securities class action litigation has often been instituted after periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs and the diversion of management’s attention and resources, regardless of the merits or outcome of the case.

We may need additional capital in the future to support our operations and, if such additional financing is not available to us, our liquidity and results of operations will be materially and adversely impacted

Although we believe that our working capital will provide adequate liquidity to fund our operations and meet our other cash requirements for the foreseeable future, unanticipated developments in the short-term, such as the entry into agreements which require large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We may seek to raise additional capital through public or private debt or equity financings in order to:

•	fund our operations and capital expenditures,

•	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies,

•	develop and upgrade our technology infrastructure,

•	develop new product and service offerings,

•	take advantage of favorable conditions in capital markets, or

•	respond to competitive pressures.

The capital markets, and in particular the public equity market for Internet companies, have historically been volatile. It is difficult to predict when, if at all, it will be possible for Internet companies to raise capital through these markets. We cannot assure you that the additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Our business depends on Internet service providers, and any failure or system downtime experienced by these companies could materially and adversely affect our revenues

Our users, partners and customers depend on ISPs, online service providers and other third parties for access to the LookSmart search results. These service providers have experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our financial results.

We have an agreement with Savvis Communications, Inc. to house equipment for web serving and networking and to provide network connectivity services. We also have an agreement with AboveNet Communications, Inc. to provide network connectivity services. We do not presently maintain fully redundant click tracking, customer account and web serving systems at separate locations. Accordingly, our operations depend on Savvis and AboveNet to protect the systems in their data centers from system failures, earthquake, fire, power loss, water damage, telecommunications failure, hackers, vandalism and similar events. Neither Savvis nor AboveNet guarantees that our Internet access will be uninterrupted, error-free or secure. We have developed a 30-day disaster recovery plan to respond in the event of a catastrophic loss of our critical, revenue-generating systems. We have an agreement with Raging Wire, Inc. in Sacramento, California to provide co-location and networking services for our critical systems in such an event. Although we maintain property insurance and business interruption insurance, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases or we are unable to maintain sufficient insurance to mitigate the risks, our operating results may be diminished

We purchase insurance to cover potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get or may not be able to acquire any insurance for certain types of business risk. This could leave us exposed to potential claims or unexpected events. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of insurance increases, our operating results will be negatively affected.

The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or could render us unable to provide some services. Our California facilities exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. We do not have back-up sites for our main customer operations center and editorial department, which are located at our San Francisco, California office. An interruption in our ability to serve search results, track paid clicks, and provide customer support would materially and adversely affect our financial results.

Our acquisition of businesses and technologies may be costly and time-consuming; acquisitions will likely also dilute our existing stockholders

Although we currently have no plans, proposals or agreements to make acquisitions, if we are presented with appropriate opportunities, we intend to make acquisitions of, or significant investments in, complementary companies or technologies to increase our technological capabilities and expand our service offerings. Acquisitions may divert the attention of management from the day-to-day operations of LookSmart. It may be difficult to retain key management and technical personnel of the acquired company during the transition period following an acquisition. Acquisitions or other strategic transactions may also result in dilution to our existing stockholders if we issue additional equity securities and may increase our debt. We may also be required to amortize significant amounts of intangible assets or record impairment of goodwill in connection with future acquisitions, which would adversely affect our operating results.

We have acquired businesses and technologies in recent years, including the acquisition of certain assets from BioNet Systems, LLC in the second quarter of 2004 and from Furl, LLC in the third quarter of 2004. Integration of acquired companies and technologies into LookSmart is likely to be expensive, time-consuming and strain our managerial resources. We may not be successful in integrating any acquired businesses or technologies and these transactions may not achieve anticipated business benefits. We intend to license to end users certain software we acquired from BioNet Systems, LLC, but we may lack the managerial and technical resources necessary to implement a software licensing business model in a timely manner. Unlicensed copying and use of such software in the United Sates and abroad will represent a loss of revenue to us. Furthermore, end users may not license our products at projected rates.

If we become subject to employment claims, we could incur liability for damages and incur substantial costs in defending ourselves

Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We may also be sued in connection with our restructuring and workforce reductions by employees claiming wrongful termination or similar causes of action. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could also divert the attention of our management away from our operations.

We may be unable to collect invoiced amounts from some of our customers, which could materially and adversely impact our business

We derive a portion of our revenues from the sale of listings to companies that represent credit risks. Some of our customers have gone out of business, have limited operating histories or are operating at a loss. Moreover, many of these companies have limited cash reserves and limited access to additional capital. We have in some cases experienced difficulties collecting outstanding accounts receivable. Our allowance for doubtful accounts receivable as of December 31, 2004 was $             million, or         % of our gross

accounts receivable. We may continue to have these difficulties in the future, and if a significant part of our customer base experiences financial difficulties or is unable or unwilling to pay our search marketing fees for any reason, our business will suffer.

New litigation or regulation of search engines may adversely affect the commercial use of our search service and our financial results

New laws and regulations applicable to the search engine industry may limit the delivery, appearance and content of our advertising. If such laws are enacted, or if existing laws are interpreted to limit our ability to place advertisements for certain kinds of advertisers, it could and have a material and adverse effect on our financial results. For example, in 2002, the Federal Trade Commission, in response to a petition from a private organization, reviewed the way in which search engines disclose paid placement or paid inclusion practices to Internet users and issued guidance on what disclosures are necessary to avoid misleading users about the possible effects of paid placement or paid inclusion listings on the search results. In 2003, the United States Department of Justice issued statements indicating its belief that displaying advertisements for online gambling might be construed as aiding and abetting an illegal activity under federal law. In 2004, the United States Congress considered new laws regarding sale of pharmaceutical products over the Internet, which could affect our sales of advertisements for such products. If any new law or government agency were to require changes in the labeling, delivery or content of our listings, or if we are subject to legal proceedings regarding these issues, it may reduce the desirability of our services or the types of advertisements that we can run, and our business could be materially and adversely harmed.

We may incur unforeseen expenses and liabilities in connection with the dissolution of BT LookSmart and closure of our international offices

We are still in the process of dissolving our joint venture, BT LookSmart, and our other international offices. Withdrawal from foreign markets and closure or dissolution of foreign offices may be more costly than we anticipated, possibly involving employment-related litigation or tax audits. If we incur costs in excess of the amounts we forecasted in connection with these activities, our financial results would be materially and adversely affected.

Privacy-related regulation of the Internet could limit the ways we currently collect and use personal information which could decrease our advertising revenues or increase our costs

Internet user privacy has become an issue both in the United States and abroad. The United States Congress is considering new legislation to regulate Internet privacy, and the Federal Trade Commission and government agencies in some states and countries have investigated some Internet companies, and lawsuits have been filed against some Internet companies, regarding their handling or use of personal information. Any laws imposed to protect the privacy of Internet users may affect the way in which we collect and use personal information. We could incur additional expenses if new laws or court judgments, in the United States or abroad, regarding the use of personal information are introduced or if any agency chooses to investigate our privacy practices.

Our search engine places information, known as cookies, on a user’s hard drive, generally without the user’s knowledge or consent. This technology enables web site operators to target specific users with a particular advertisement and to limit the number of times a user is shown a particular advertisement. Although some Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives, many consumers are not aware of this option or are not knowledgeable enough to use this option. Some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors, which could result in a decline in our revenues.

We and some of our partners or advertisers retain information about our users. If others were able to penetrate the network security of these user databases and access or misappropriate this information, we and our partners or advertisers could be subject to liability. These claims may result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our search service and our financial results

Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New or revised state tax regulations may subject us or our advertisers to additional state sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Provisions of Delaware corporate law and provisions of our charter and bylaws may discourage a takeover attempt

Our charter and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws provide for a classified board of directors. These provisions, along with Section 203 of the Delaware General Corporation Law, prohibiting certain business combinations with an interested stockholder, could discourage potential acquisition proposals and could delay or prevent a change of control.

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME/(LOSS)

(In Thousands, except per share data)

	Year Ended December 31,
	2004	2003
	(Unaudited)
Revenues:
Listings	$76,808	$119,528
Licensing	188	15,304

Total revenues	76,996	134,832

Cost of revenues	44,780	70,221

Gross profit	32,216	64,611

Operating expenses:
Sales and marketing	7,541	14,449
Product development	23,152	26,256
General and administrative	9,153	10,499
Restructuring charges	4,154	4,006

Total operating expenses	44,000	55,210

Income (loss) from operations	(11,784)	9,401
Non-operating income (expense):
Other income (expense), net	125	(1,678)
Interest income	678	613
Interest expense	(30)	(112)
Gain from extinguishment of debt	—	—
Share of joint venture loss	(100)	(563)

Income (loss) from continuing operations before income taxes and extraordinary gain	(11,111)	7,661
Income tax expense	(110)	(354)

Income (loss) from continuing operations before extraordinary gain	(11,221)	7,307
Gain (loss) from discontinued operations, net of tax	1,405	(1,723)

Income (loss) before extraordinary gain	(9,816)	5,584
Extraordinary gain from the purchase of BTLS joint venture entities, net of tax	—	202

Net income (loss)	(9,816)	5,786

Other comprehensive income (loss):
Change in unrealized gain (loss) on securities	83	1
Change in translation adjustment	(363)	729

Comprehensive income (loss)	$(10,096)	$6,516

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME/(LOSS) Continued

(In Thousands, except per share data)

	Year Ended December 31,
	2004	2003
	(Unaudited)
Net income (loss) per common share:

Basic net income (loss) per share:
Income (loss) from continuing operations before extraordinary gain	$(0.10)	$0.07
Gain (loss) from discontinued operations, net of tax	0.01	(0.01)

Income (loss) before extraordinary gain	(0.09)	0.06
Extraordinary gain from the purchase of BTLS joint venture entities, net of tax	—	0.00

Net income (loss)	$(0.09)	$0.06

Diluted net income (loss) per share:
Income (loss) from continuing operations before extraordinary gain	$(0.10)	$0.07
Gain (loss) from discontinued operations, net of tax	0.01	(0.02)

Income (loss) before extraordinary gain	(0.09)	0.05
Extraordinary gain from the purchase of BTLS joint venture entities, net of tax	—	0.00

Net income (loss)	$(0.09)	$0.05

Weighted average shares outstanding used in per share calculation—basic	111,331	103,697
Weighted average shares outstanding used in per share calculation—diluted	111,331	108,739

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,054	$63,866
Short-term investments	7,648	6,068
Trade accounts receivable, net of allowance for doubtful accounts of $1,462 and $2,504 at December 31, 2004 and 2003	3,880	22,265
Prepaid expenses	1,042	2,308
Other current assets	1,174	372

Total current assets	58,798	94,879

Long term investments	11,198	—
Property and equipment, net	5,988	8,444
Security deposits and other assets	3,333	6,124
Intangible assets, net	7,364	5,713
Goodwill	14,422	10,932

Total assets	$101,103	$126,092

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Other accrued liabilities	$6,818	$26,515
Deferred revenue and customer deposits	1,525	5,362
Current portion of long term liabilities	1,235	101
Trade accounts payable	360	3,600
Income taxes payable	6	31

Total current liabilities	9,944	35,609

Long term debt, net of current portion	236	283
Other long term liabilities	4,835	3,903

Total liabilities	15,015	39,795

Commitments and contingencies (Note 8)

Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 at December 31, 2004 and 2003; Issued and Outstanding: none at December 31, 2004 and 2003	—	—
Common stock, $.001 par value; Authorized: 200,000 at December 31, 2004 and 2003; Issued and Outstanding: 114,271, and 107,808 at December 31, 2004 and 2003	113	106
Additional paid-in capital	271,604	261,792
Other equity	561	773
Accumulated deficit	(186,190)	(176,374)

Total stockholders’ equity	86,088	86,297

Total liabilities and stockholders’ equity	$101,103	$126,092

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(9,816)	$5,786
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share of joint venture loss	—	563
Depreciation and amortization	8,186	7,836
Stock compensation	154	1,010
Non-cash accrued interest on debt	—	—
Debt forgiven	—	—
Gain (loss) from sale of assets and other non-cash charges	(574)	(315)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Trade accounts receivable, net	18,385	(6,413)
Prepaid expenses	1,266	(260)
Other assets	316	905
Trade accounts payable	(3,240)	267
Other accrued liabilities	(17,698)	12,325
Deferred revenue and customer deposits	(3,837)	(2,436)

Net cash provided by (used in) operating activities	(6,858)	19,268

Cash flows from investing activities:
Acquisitions	(2,116)	(612)
Purchase of short-term investments	(1,580)	(2,500)
Proceeds from sale of short-term investments	—	—
Proceeds from the sale of long-term investments	5,392	—
Purchase of long-term investments	(16,590)	—
Funding to joint venture and subsidiaries	—	(500)
Restricted cash	—	—
Payments for property, equipment and capitalized software development	(2,824)	(6,035)
Proceeds from the sale of property and equipment	82	12
Proceeds from the sale of discontinued operations	1,484	—

Net cash provided by (used in) investing activities	(16,152)	(9,635)

Cash flows from financing activities:
Proceeds from issuance of notes	—	—
Repayment of notes	(95)	(1,190)
Payment to settle debt with Transceptgate	—	—
Proceeds from issuance of common stock	4,656	6,998

Net cash provided by (used in) financing activities	4,561	5,808

Effect of exchange rate changes on cash	(363)	729

Increase (decrease) in cash and cash equivalents	(18,812)	16,170
Cash and cash equivalents, beginning of period	63,866	47,696

Cash and cash equivalents, end of period	$45,054	$63,866

Supplemental disclosure of cash flow information (Note 14)

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

(In Thousands)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Other Equity (Deficit)	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2002	101,421	$100	$249,244	$718	$(182,160)	$67,902

Common stock issued upon exercise of stock options	4,825	5	6,435	—	—	6,440
Common stock issued for acquisitions	217	1	3,614	—	—	3,615
Common stock issued for employee stock purchase plan	493	—	558	—	—	558
Common stock issued upon exercise of warrants	852	—	913	(913)	—	—
Stock-based compensation	—	—	772	238	—	1,010
Unrealized gain on securities	—	—	—	1	—	1
Translation adjustment	—	—	—	729	—	729
Tax benefit related to stock plans	—	—	256	—	—	256
Net income	—	—	—	—	5,786	5,786

Balance at December 31, 2003	107,808	$106	$261,792	$773	$(176,374)	$86,297

Common stock issued upon exercise of stock options	3,748	4	4,376	—	—	4,380
Common stock issued for acquisitions	2,508	3	5,074	—	—	5,077
Common stock issued for employee stock purchase plan	207	—	276	—	—	276
Stock-based compensation	—	—	86	68	—	154
Unrealized gain on securities	—	—	—	83	—	83
Translation adjustment/reversal of CTA due to liquidation of foreign subsidiaries	—	—	—	(363)	—	(363)
Net loss	—	—	—	—	(9,816)	(9,816)

Balance at December 31, 2004	114,271	$113	$271,604	$561	$(186,190)	$86,088

LOOKSMART, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

Nature of Business and Principles of Consolidation

LookSmart is a provider of Internet search solutions for portals, Internet service providers and media companies, as well as a provider of marketing products for advertisers who want to be included in relevant search results. Our LookListings suite of products provides businesses of all sizes the opportunity to have listings for their company and products included in our broadly distributed web search results, so that their listings are available to Internet users at the moment when they are searching for relevant information. By enabling advertisers to reach millions of users in a highly targeted search context, we provide a proven method of acquiring customers, converting advertising leads into sales and generating useful marketing information for individual customer campaigns. Our campaign reporting technology enables advertisers to monitor the performance of their search marketing campaigns and request additions or changes to their listings through the use of password-protected online accounts.

We distribute our search results across a distribution network by partnering with Internet portals, ISP’s, search engines and media companies. These companies have increasingly recognized the valuable nature of search services for their web sites. We offer distribution partners a search solution with two important benefits. First, our search solution provides highly relevant search results for their users, which can help to maintain the users’ satisfaction and increase repeat visits of those users. Second, we share with our distribution partners a portion of the listings revenues that we generate from clicks on paid listings in those search results.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

In the first quarter of 2004, the Company signed agreements to sell certain of the assets and activities of its Australian, British and Japanese subsidiaries. Accordingly, the consolidated results of operations have been recast to remove the results of the international operations from continuing operations for all periods presented in these consolidated financial statements. Results of the international operations are included in the separate line item Loss from discontinued operations, net of tax, for all periods presented in these consolidated financial statements. The results of the discontinued operations are summarized in Note 17 to these financial statements.

Use of Estimates

The financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior years’ balances have been reclassified to conform to the current year’s presentation.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, short-term investments, long-term investments, trade accounts receivable, trade accounts payable, other accrued liabilities and income taxes payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments. Based upon borrowing rates with similar terms currently available to the Company, the carrying value of debt and notes payable approximates fair value.

Foreign Currencies

The balance sheets of the Company’s foreign subsidiaries, whose functional currency is their local currency through substantial completion of liquidation, are translated into United States dollars at year-end rates of exchange. Revenues and expenses are translated at average rates for the year. The resulting translation adjustments are shown as a separate component of stockholders’ equity and as a component of comprehensive income (loss). Where substantial liquidation has occurred, the cumulative translation adjustment has been reversed and reported in gain (loss) from discontinued operations. See Note 17 for complete discussion of discontinued international operations.

Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in Other Expense, net. Such exchange net losses amounted to $(35,000), $(958,000) and ($53,000) for 2004, 2003 and 2002 respectively. The Company has not entered into foreign currency forward exchange contracts or any other derivative instruments.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents. Included in cash and cash equivalents are short term investments classified as cash and cash equivalents of $36.3 million and $43.5 million in 2004 and 2003, respectively.

Investments

The Company accounts for investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). SFAS No. 115 requires the classification of investments in debt and equity securities with readily determinable fair values as “held-to-maturity,” “available-for-sale,” or “trading.”

The Company invests its excess cash in debt instruments of high-quality corporate and government issuers. All highly liquid instruments with original maturities greater than ninety days and current maturities less than twelve months from the balance sheet date are considered short-term investments. All instruments with maturities greater than 1 year from the balance sheet date are considered long-term investments. These securities are classified as available-for-sale and carried at fair value, based on quoted market prices. At December 31, 2004, the Company’s short-term investments were primarily commercial paper with maturities in excess of 90 days. Short-term investments also included auction rate securities of $5 million. Long-term investments were primarily commercial paper with maturities in excess of one year. Fair values were determined for each individual security in the investment portfolio.

Changes in value of these investments are primarily related to changes in interest rates and are considered to be temporary in nature. Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported as a component of comprehensive income (loss) in stockholders’ equity. The Company recognizes realized gains and losses upon sale of investments using the specific identification method.

The following table summarizes the cost and fair value of current debt securities and money market mutual funds, classified by the stated maturity of the security at December 31, 2004 (in thousands):

	Cost	Fair Value
Due within one year	$43,933	$43,926
Due after one year	11,274	11,198

Total	$55,207	$55,124

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Internal Use Software Development Costs

The Company accounts for internal use software costs in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). In accordance with the capitalization criteria of SOP 98-1, the Company has capitalized external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software.

The Company’s capitalized software costs were $6.0 million and $5.7 million with related accumulated amortization of $3.3 million and $1.5 million at December 31, 2004 and 2003, respectively. Capitalized software costs are included in other assets and are amortized over two to three years.

Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” goodwill and other intangibles with indefinite useful lives are no longer amortized but are reviewed periodically for impairment. With the adoption of SFAS 142 in the first quarter of 2002, the Company discontinued amortizing the remaining balances of goodwill.

The provisions of SFAS 142 require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded.

The Company reviews goodwill for potential impairment as of December 31 each year and did not record a goodwill impairment charge as a result of the 2004 review. The Company will continue to perform the goodwill impairment review annually or more frequently if facts and circumstances warrant a review.

Cash flow forecasts used in evaluation of goodwill were based on trends of historical performance and management’s estimate of future performance.

SFAS 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS 144. The Company is currently amortizing acquired intangible assets with definite lives over periods from two to six years and the amortization expense is primarily classified as cost of product revenue in our consolidated statements of operations and comprehensive income (loss).

Impairment of Long-Lived Assets

The Company evaluates long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. SFAS 144 also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company’s disposal of FutureCorp and the sale of its international operations are presented as discontinued operations in compliance with SFAS 144.

Stock-Based Compensation

The Company accounts for stock-based employee compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and related interpretations. Under APB No. 25, compensation cost is equal to the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards SFAS 123 (“SFAS 123”), “Accounting for Stock-based Compensation,” established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value based method of accounting described above, and has adopted the disclosure requirements of SFAS 123 and related Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS 148”).

The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation (in thousands, except per share data):

	2004	2003
Net income (loss) as reported	$(9,816)	$5,786
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	154	1,010
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of tax	(4,718)	(18,126)

Pro forma net income (loss)	$(14,380)	$(11,330)

Basic net income (loss) per share
As reported	$(0.09)	$0.06
Pro forma	$(0.13)	$(0.11)

Diluted net income (loss) per share
As reported	$(0.09)	$0.05
Pro forma	$(0.13)	$(0.11)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003
Volatility	70%	126%
Risk-free interest rate	3.43%	2.97%
Expected lives (years)	5.0	4.4
Expected dividend yield	—	—

The weighted average fair value for options granted was $1.9012 and $2.2593 for 2004 and 2003, respectively. The fair value of options granted to independent contractors has been determined using the Black-Scholes model with the same assumptions as options granted to employees, except the expected option life, which was the duration of the consulting agreement.

Net Loss Per Share

Statement of Financial Standards No. 128, “Earnings per Share,” (“SFAS 148”) establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the weighted average shares of common stock outstanding. Diluted earnings per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for convertible preferred stock and the treasury stock method for options and warrants.

Revenue Recognition

Revenues associated with listings products, including directory listings and affiliate commissions are generally recognized once collectibility is established, delivery of services occurs, all performance obligations have been satisfied, and no refund obligations exist. The Company provides a reserve against revenue for estimated credits resulting from billing adjustments and sales adjustments in the event of product returns. The amount of this reserve is evaluated quarterly based upon historical trends.

Listings revenue generated from our LookListings platform is primarily composed of per-click fees that we charge customers. The per-click fee charged for inclusion-targeted listings is set by the customer when the account is established. The per-click fee charged for keyword targeted listings is calculated based on the results of online bidding on keywords, up to a maximum cost per keyword set by the customer.

Affiliate revenues are included in listings revenue and are based on commissions received for participation in affiliate programs. Affiliate programs are programs operated by affiliate network services or online merchants, in which merchants pay traffic providers on a cost-per-acquisition basis. By participating in affiliate programs, the Company generates revenues when Internet users make a purchase from a participating merchant’s web site after clicking on the merchant’s listing in our search results. Revenues from affiliates are earned on a per-sale basis or as a percentage of sale rather than a per-click basis. Revenue is recognized in the period in which a merchant finalizes a sale and reports to the Company via its affiliate network.

Revenues associated with our licensing agreement with Microsoft were recognized in the period in which URLs were added to the database and the database was delivered to Microsoft.

Beginning in the second quarter of 2004, the Company began recognizing revenue from the sale of software products relating to the acquisition of Net Nanny. Software revenue is recognized upon shipment, provided pervasive evidence of arrangement exists, price is fixed and determinable, collection is determined to be probable and no significant obligations remain on our part. Revenue from distributors is subject to agreements allowing certain rights of return. Accordingly, recognized revenue is reduced by estimated future returns at the time the related revenue is recorded. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the distribution channel and other related factors. The Company records software licensing revenue, primarily royalties, when partners ship products incorporating LookSmart software, provided collection of such revenue is deemed probable.

Traffic Acquisition Costs

The Company enters into agreements of varying duration with third party affiliates that integrate the Company’s pay-for-performance search service into their Web sites. There are generally three economic structures of the affiliate agreements: guaranteed fixed payments which often carry reciprocal performance guarantees from the affiliate, variable payments based on a percentage of the Company’s revenue or based on a certain metric, such as number of searches or paid clicks, or a combination of the two.

The Company expenses, as cost of revenues, traffic acquisition costs under two methods; agreements with fixed payments are expensed pro-rata over the term the fixed payment covers, and agreements based on a percentage of revenue, number of paid introductions, number of searches, or other metric are expensed based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and amounted to $0.2 million and $0.3 million for the years ended December 31, 2004 and 2003, respectively.

Product Development Costs

Costs incurred in the classification and organization of listings within our directories and the research and development of new product ideas and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive Income

The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Comprehensive Income.” The components of the Company’s “Comprehensive income (loss)” include no provision for United States or California State income taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, long term investments and accounts receivable. The Company’s short-term and long-term investments are managed by one institution. The Company maintains an allowance for doubtful accounts receivable based upon expected collectibility.

Revenue Concentrations

The Company derived approximately 16%, 12% and 11% of its listings revenues in 2004 from ePilot, Mamma and Search123, respectively. None of these partners accounted for more than 10% of revenue in 2003. The Company derived less than 10% and approximately 67% of its listings revenue in 2004 and 2003, respectively, from the Company’s relationship with Microsoft.

The Company derived 100% of the licensing revenues in 2004 and 2003 from the Company’s relationship with Microsoft.

No customers accounted for more than 10% of revenue in 2004.

Segment Information

In 2003, the Company had two operating segments: listings and licensing. As of January 1, 2004, the Company reduced to one operating segment, listings, due to the expiration of the Company’s only licensing agreement with Microsoft in January of 2004.

With the exception of accounts receivable, deferred revenue and goodwill, information (for the purposes of making decisions about allocating resources) available to the chief operating decision makers of the Company, the Chief Executive Officer and the Chief Financial Officer, did not include allocations of assets and liabilities or operating costs to the Company’s segments in 2003.

As of December 31, 2004 and December 31, 2003, all of the Company’s accounts receivable, intangible assets, goodwill and deferred revenue relate to the listings segment.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) enacted Statement of Financial Accounting Standards No. 123—revised 2004 (“SFAS 123R”), “Share-Based Payment” which replaces Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” SFAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of operations. The accounting provisions of SFAS 123R are effective for reporting periods beginning after June 15, 2005.

The Company is required to adopt SFAS 123R in the third quarter of 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. See Note 1 in the Notes to Consolidated Financial Statements for the pro forma net income and net income per share amounts, for 2003 through 2004, as if we had used a fair-value-based method similar to the methods required under SFAS 123R to measure compensation expense for employee stock incentive awards. Although the Company has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, the Company is evaluating the requirements under SFAS 123R and expects the adoption to have a significant adverse impact on the consolidated statements of operations and net income per share.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2 (“FAS 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004 (“AJCA”).” The Company does not expect a material impact on its consolidated results of operations due to the AJCA or implementation of FAS 109-2.

2. Acquisitions:

The transactions below were recorded using the purchase method of accounting and the operating results of these acquisitions have been included in the Company’s results of operations since the date they were acquired. The purchase prices have been allocated to assets acquired and liabilities assumed based on their fair values on the acquisition dates.

Grub, Inc.

In January 2003, the Company acquired intellectual property rights from Grub, Inc. and an individual for total consideration of $1.3 million, consisting of $0.6 million cash payment, including $12,000 of direct costs and the issuance of 217,000 shares of LookSmart common stock valued at $0.7 million.

The intellectual property rights are classified as intangible assets on the balance sheet and have an estimated useful life of three years.

Net Nanny

On April 22, 2004, the Company acquired the business and certain assets of NetNanny, a division of Bionet Systems LLC, a privately held company, for $850,000 in cash, 1,972,387 million shares of common stock, valued at $4.2 million and $27,000 of costs related to completing the transaction. NetNanny is a desktop-based product, which provides online parental control and content filtering of search results.

The common stock issued was valued at $2.15 per share in accordance with EITF Issue No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” using the average of the closing prices of the Company’s common stock for the two days prior to and including April 22, 2004, which was prior to the announcement date of April 29, 2004.

Purchased technology and other intangible assets acquired are being amortized over their estimated useful lives of two to six years. The consolidated financial statements include the operating results of NetNanny from the date of purchase. Pro forma results of operations have not been presented because the effect of this acquisition was not material to the results of prior periods presented.

The following table summarizes the purchase price allocation. These amounts were determined through established valuation techniques in the technology industry (in thousands):

Accounts receivable, net of reserves	$171
Inventory	34
Purchased technology	510
Goodwill	3,490
Other intangible assets	940

Total assets acquired	5,145
Less: current liability assumed	34

Net assets acquired	$5,111

Furl.net

During the third quarter of 2004, the Company acquired the assets of Furl.net, which consisted primarily of intangible assets related to technology, customer lists, trade name and employees. The asset acquisition did not have a significant impact on total assets of the Company.

3. Property and Equipment:

Property and equipment consisted of the following (in thousands):

	December 31,
	2004	2003
Computer equipment	$21,308	$20,682
Furniture and fixtures	1,251	1,933
Software	4,263	4,090
Leasehold improvements	2,728	2,783

	29,550	29,488
Less accumulated depreciation and amortization	23,562	21,044

Property and equipment, net	$5,988	$8,444

Cost related to assets under capital lease obligations at December 31, 2004 and 2003 was $0.1 million and $0.1 million, respectively. Accumulated amortization related to assets under capital lease obligations at December 31, 2004 and 2003 was $0.1 million and $0.1 million, respectively.

Depreciation expense was $6.3 million and $6.0 million for 2004 and 2003, respectively.

4. Goodwill and Intangible Assets

The Company’s intangible assets consist primarily of purchased technology and have estimated useful lives of 3 to 7 years. The Company has reassessed the expected useful lives of existing intangible assets. This reassessment did not result in any significant changes to the useful lives.

	December 31,
	2004	2003
Goodwill	$14,422	$10,932

Intangible assets	$13,342	$9,763
Less accumulated amortization	5,978	4,050

Intangible assets, net	$7,364	$5,713

Intangible asset amortization expense was $1.9 million and $1.8 million for 2004 and 2003, respectively and was included in product development costs. There was no goodwill amortization for the years ended December 31, 2004 and 2003.

Estimated future intangible amortization expense is as follows (in thousands):

Year	Estimated Remaining Amortization of Intangibles
2005	$2,430
2006	1,825
2007	1,553
2008	1,183
2009	344
Thereafter	29

5. Other Accrued Liabilities:

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2004	2003
Accrued compensation and related expenses	$1,544	$3,798
Restructuring reserve related to severance costs	—	977
Accrued distribution and partner costs	3,428	17,288
Other	1,846	4,452

	$6,818	$26,515

6. Notes Payable:

Future principal payments under notes payable at December 31, 2004 are as follows (in thousands):

Year	Payments
2005	$48
2006	53
2007	58
2008	63
2009	58
Thereafter	—

Total	$280

In January 2000, the Company issued an unsecured promissory note in the principal amount of $472,000 to its landlord. The note bears interest at 9% per annum and is payable in equal monthly installments over a term of 10 years. As of December 31, 2004, the balance of this note was $0.3 million.

7. Income Taxes:

The primary components of the net deferred tax asset are as follows (in thousands):

	December 31,
	2004	2003
Deferred tax asset:
Net operating losses	$55,640	$52,931
Depreciation and amortization	6,927	6,366
Accruals and reserves	3,671	3,906
Compensation	106	638

Total deferred tax assets	66,344	63,841
Less: valuation allowance	(66,344)	(63,841)

	$—	$—

As of December 31, 2004, the Company has net operating loss (NOL) carryforwards of approximately $150 million and $98 million for federal and state purposes, respectively. The Company also has a federal alternative minimum (AMT) tax credit carryforward of approximately $100,000. The NOL carryforwards will expire at various dates beginning in 2005 through 2024, if not utilized. The AMT tax credit carryforward may be carried forward indefinitely. Included in the NOL carryforwards are losses resulting from the exercise of stock options totaling $46 million and $24 million for federal and state purposes, respectively.

For the tax year 2003, the State of California has suspended the utilization of prior year NOLs. As a result, the Company offset the taxable income for California for 2003 with current and prior year tax credits. In 2003, the AMT limitation of NOL usage to 90% of federal tax liability resulted in federal tax of $0.4 million

The difference between the Company’s effective income tax rate and the federal statutory rate is reconciled below:

	Year ended December 31,
	2004	2003
Federal statutory rate	34%	34%
Permanent differences	(6.3)	10.1
State taxes, including permanent differences	5.8	0.1
Change in valuation allowance	(22.0)	(43.5)
Other	(12.5)	3.9

Total	(1.0)%	4.6%

8. Commitments and contingencies:

Operating Leases

The Company leases office space under non-terminable operating leases that expire at various dates through 2009.

Future minimum payments under all operating leases, in total and net of minimum sublease income, at December 31, 2004 are as follows (in thousands):

	Operating Leases	Operating Leases, Net of Sublease Income
Year:
2005	$4,582	$4,084
2006	4,616	4,547
2007	4,684	4,684
2008	4,751	4,751
2009	4,412	4,412
Thereafter	—	—

Total	$23,045	$22,478

Rent expense under all operating leases for 2004 and 2003 amounted to $4.0 million and $3.8 million (net of sublease income of $0.6 million and $0.9 million), respectively. Under the terms of the office lease agreement for the Company’s headquarters, the Company has two consecutive options to extend the term, each for a five-year period.

The Company has outstanding Standby Letters of Credit (“SBLC”) related to security of building leases and security for payroll processing of $2.0 million at December 31, 2004.

The above SBLC contains two financial covenants, the first requiring a minimum net worth of $7.0 million and the second requiring minimum liquid assets, as defined by the agreement, of $40.0 million. At December 31, 2004, the Company was in compliance with both covenants.

Guarantees and Indemnities

During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution partners in connection with the sales of its products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. Historically, we have not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Legal Proceedings

In August 2004, Mario Cisneros and Michael Voight filed a private attorney general lawsuit on behalf of a proposed class in Superior Court in San Francisco County, California. The complaint names thirteen search engines or web publishers as defendants (including the Company) and alleges unfair business practices, unlawful business practices and other causes of action in connection with the display of advertisements from internet gambling companies. The complaint seeks restitution, unspecified compensatory damages, declaratory and injunctive relief, and attorneys’ fees. Plaintiffs filed a motion for preliminary injunction and served discovery requests. The Company filed a demurrer to the complaint, which was overruled in January 2005. The Company also filed a motion to strike certain allegations regarding claims for restitution, which is scheduled for hearing in April 2005. The Company plans to file an answer to the complaint in February 2005. The court has ordered the parties to meet and confer regarding appropriate discovery for plaintiffs’ motion for preliminary injunction. At this point in time, the Company does not have sufficient information to assess the validity of the complaint or the amount of potential damages.

The Company is not a party to any other material legal proceedings.

9. Stockholders’ Equity:

Convertible Preferred Stock

The Company’s charter authorizes the board of directors to issue up to 5,000,000 shares of $0.001 par value preferred stock. At December 31, 2004, no shares of preferred stock were issued or outstanding.

Warrants

In October 2000, the Company acquired Zeal Media and assumed warrants to purchase 21,188 shares of common stock at $9.04 per share in connection with the acquisition. As of December 31, 2004, 7,138 of these warrants had expired, leaving 14,050 warrants vested and outstanding. These warrants expire over a range of dates from April 2005 to September 2005. The fair value of the warrants was recorded as part of the purchase price of Zeal.

Chess Depository Interests

On February 25, 2000, the Company completed the listing of approximately 90 million Chess Depository Interests, or CDIs, on the Australian Stock Exchange, or ASX, under the trading symbol “LOK”. The Company completed the listing in order to enable investors that prefer to invest in ASX-listed companies to acquire an equity interest in LookSmart. All of the shares of LookSmart common stock exchangeable for the CDIs were offered by selling stockholders. The Company did not issue any new securities in connection with, or receive any proceeds from, the listing of the CDIs. In November 2004, the Company completed a 20 for 1 consolidation of the CDI’s listed on the Australian Stock Exchange. . A total of 282 million CDI’s were exchanged for 14 million CDI’s as a result of the consolidation. At December 31, 2004, each CDI was freely exchangeable with shares of LookSmart common stock at the option of the holder at a ratio of 1:1.

Stock-Based Compensation

In connection with the grant of certain stock options to employees, non-employees and members of the Board of Directors and in connection with certain acquisitions, the Company recorded stock compensation expense as follows (in thousands):

	2004	2003
Amortization of deferred stock compensation	$77	$819
Stock compensation related to modified options	67	—
Stock compensation related to variable options	10	191

Total stock-based compensation	$154	$1,010

Stock Option Plans

In December 1997, the Company approved the 1998 Stock Option Plan (the “Plan”). In October 2000, the Company acquired Zeal Media, Inc. and assumed all the stock options outstanding under the 1999 Zeal Media, Inc. Stock Plan (the “Zeal Plan”). In April 2002, the Company acquired WiseNut, Inc. and assumed all the stock options outstanding under the WiseNut, Inc. 1999 Stock Incentive Plan (the “WiseNut Plan”). The Company has reserved 20,920,105 and 19,667,816 shares of common stock for issuance under its stock option plans at December 31, 2004 and December 31, 2003, respectively. Outstanding stock options generally become exercisable over a three or four year period from the grant date and have a term of ten years. Under the Plan, the Company may grant incentive stock options, nonqualified stock options and stock purchase rights to employees, directors and consultants.

In February 2001, the Company offered an exchange of options to certain option holders under the Plan. The option holders were allowed to exchange their existing options for options with a lower exercise price of $2.50 per share and were required to surrender certain supplemental options granted in 2000 (the “Special Options”). The terms and conditions of the new options are the same as those under the Plan, except that the option term expires in December 2005 and the options are nonqualified. A total of 5,410,864 options, ranging in price from $4.5313–$68.4375 per share, were cancelled and reissued under this offer and are considered variable options. A total of 2,302,735 Special Options ranging in price from $6.1563–$43.00 were surrendered and cancelled without reissuance. Under the provisions of FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25,” options that were granted within six months of these cancelled options must be accounted for as variable options (the “Variable Options”). A total of 767,430 Variable Options at exercise prices ranging from $0.68–$2.50 per share were granted within six months of this cancellation and therefore are also considered Variable Options. The effect of the Variable Options on the Company’s financial statements varies and depends upon the price of the Company’s common stock on the last trading day of each fiscal quarter.

As of December 31, 2004, 9,936,013 options were outstanding and 10,984,092 shares remained available for grant under the Company’s plans.

Stock option activity under the plans during the periods indicated is as follows (in thousands, except for per share data):

	Outstanding Options Number of Shares	Weighted Average Exercise Price Per Share
Balance at December 31, 2002	18,339	$1.60
Granted	5,948	$2.73
Exercised	(4,825)	$1.33
Cancelled	(2,234)	$2.10

Balance at December 31, 2003	17,228	$2.00
Granted	4,611	$1.97
Exercised	(3,748)	$1.17
Cancelled	(8,155)	$2.34

Balance at December 31, 2004	9,936	$2.03

The Company accounts for employee stock options under APB No. 25 and related interpretations. For 2004 and 2003, the Company recorded deferred compensation of $0.1 million and $0.2 million, respectively, for stock option grants related to the options assumed in acquisitions.

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of 12/31/04	Weighted Average Exercise Price
$ 0.0095–1.4375	2,287,647	7.40	$1.2243	1,576,412	$1.1808
1.4500–1.6400	701,498	8.77	$1.4955	307,302	$1.4919
1.7300–1.7300	2,005,056	9.32	$1.7300	255,056	$1.7300
1.7400–2.4020	1,996,590	9.42	$2.1427	466,904	$2.1485
2.4360-17.0625	2,945,222	5.90	$2.9021	2,159,224	$2.8281

$ 0.0095–17.0625	9,936,013	7.85	$2.0274	4,764,898	$2.0785

As of December 31, 2003 there were 7,403,549 options exercisable.

Employee Stock Purchase Plan

In July 1999, the stockholders approved the 1999 Employee Stock Purchase Plan. At December 31, 2004, a total of 2,000,000 shares of common stock were reserved for issuance under the Plan, plus annual increases on January 1 of each year, beginning in 2000. As of December 31, 2004, 1,826,710 have been issued under the 1999 Purchase Plan and 173,290 shares remain available for purchase.

10. Other Equity Items:

Other equity items consist of the following (in thousands):

	December 31,
	2004	2003
Unearned Compensation	(38)	(107)
Unrealized gain (loss) on securities	83	1
Translation adjustments	516	879

	$561	$773

11. Net Income (Loss) Per Share:

In accordance with the requirements of SFAS No. 128, a reconciliation of the numerator and denominator of basic and diluted net income (loss) per share is provided as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003
Numerator—Basic and diluted:
Net income (loss) from continuing operations before extraordinary gain	$(11,221)	$7,307
Denominator
Weighted average common shares outstanding:
Shares used to compute basic EPS	111,331	103,697
Dilutive common equivalent shares:
Options	—	5,035
Warrants	—	7
Escrow Shares	—	—

Shares used to compute diluted EPS	111,331	108,739

Net income (loss) from continuing operations before extraordinary gain per share:
Basic	$(0.10)	$0.07
Diluted	$(0.10)	$0.07

Options and warrants to purchase common stock are not included in the diluted income (loss) per share calculations if their effect is antidilutive. The antidilutive securities included potential common stock relating to stock options and warrants as follows (in thousands):

	As of December 31,
	2004	2003
Options	2,913	2,202
Warrants	55	34

Total antidilutive shares	2,968	2,236

12. Restructuring Charges

Employee Severance Costs. In November 2003, the Company implemented a restructuring plan to eliminate 77 positions in the United States due to the loss of the ongoing relationship with Microsoft. The reduction affected all departments within the Company. Of the 77 positions, 37 were from the Company’s editorial team, which is included in product development. The remaining positions included a reduction in the Company sales force of 25 positions, a reduction in the Company’s general and administrative departments of 12 positions and an additional reduction in the Company’s product development department of 3 positions. These reductions were designed to significantly reduce costs in 2004. In 2003, severance charges associated with the reduction in force were $0.8 million.

In the first quarter of 2004, the Company announced that it eliminated an additional 29 positions in the United States. Of the 29 positions, 13 were from the Company’s editorial team. The remaining positions included a reduction in the Company’s sales force of 8 positions, a reduction in the Company’s general and administrative departments of 1 position and a reduction in the Company’s product development department of 7 positions. The first quarter 2004 restructuring severance charge was $0.5 million associated with the reduction in force.

In the second quarter of 2004, the Company announced that it eliminated an additional 14 positions in the United States, which included a reduction in the Company’s sales force of 3 positions, a reduction in the Company’s general and administrative departments of 4 positions and a reduction in the Company’s product development department of 7 positions. This reduction resulted in a $0.4 million restructuring charge recognized in the second quarter of 2004 and $0.1 million in the third quarter of 2004.

These costs are classified as restructuring charges on the Statement of Operations, and are included in Operating Expenses. All severance costs were paid by the December 31, 2004.

Lease restructuring costs. In connection with the restructuring activities noted above, the Company closed certain leased facilities and incurred lease restructuring costs related to closing these facilities of $3.2 million in the fourth quarter of 2003 and costs related to closing of further redundant leased facilities of $3.2 million in the first quarter of 2004. These costs are classified as restructuring charges on the Statement of Operations, and are included in Operating Expenses.

As of December 31, 2004 the restructuring liability was $5.6 million. Of this amount, $1.2 million was included in other current portion of long-term liabilities and $4.4 million was included in other long-term liabilities on the Consolidated Balance Sheet. As of December 31, 2003, the restructuring liability was $4.3 million. Of this amount, $1.0 million was included in accrued liabilities and $3.3 million was included in deferred rent on the Consolidated Balance Sheet.

A reconciliation of the liability for the restructuring charge at December 31, 2003 to the liability as of December 31, 2004 is as follows (in thousands):

	Employee Severance Costs	Lease Restructuring Costs	Total
Total 2003 restructuring charges	$977	$3,161	$4,138
Reclassification of deferred rent	—	165	165

Balance at December 31, 2003	977	3,326	4,303

Adjustments	76	—	76
Additional restructuring costs	1,061	3,160	4,221
Reclassification of deferred rent	—	185	185
Amortization of lease restructuring costs	—	(1,040)	(1,040)
Cash payments	(2,114)	—	(2,114)

Balance at December 31, 2004	$—	$5,631	$5,631

13. British Telecommunications Joint Venture:

In February 2000, LookSmart entered into a joint venture agreement with British Telecommunications (BT). LookSmart and BT have equal equity interests in the joint venture, BT LookSmart, which provided localized directory services in Europe and Asia. The Company accounts for its investment in the joint venture using the equity method of accounting. The Company’s share of the joint venture’s net income or loss is reported as non-operating income or expense.

In December 2002, the Company and BT agreed to dissolve the joint venture. In connection with the dissolution, the Company recorded a gain from extinguishment of its note to Transceptgate, Limited of $32.6 million. The gain from extinguishment resulted from the forgiveness of the Company’s note payable of $40.2 million to Transceptgate, Limited, offset by $3.5 million in cash paid and one million shares of the Company’s common stock, valued at $2.5 million given to Transceptgate, along with the return of $1.5 million in restricted cash to Transceptgate, Limited, and $0.1 million in accounting and legal fees associated with the transaction.

In 2003, the Company consolidated its receivable from BT LookSmart and its payable to BT LookSmart into its investment. The Company also wrote down the investment by $0.3 million.

In 2004, the Company recorded a valuation adjustment to the net receivable from the joint venture of $0.1 million based on revised estimates of net realizable value. The remaining investment balance at December 31, 2004 is $0.3 million, which reflects the estimated value upon final liquidation of the joint venture.

14. Supplemental Disclosure of Cash Flow Information (in thousands):

	Year Ended December 31,
	2004	2003
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2	$112

Income taxes	$158	$598

Noncash investing and financing activities:
Issuance of stock for settlement of BT loan	$—	$—
Issuance of stock for disposal of Futurecorp	—	—
Issuance of stock for acquisitions	5,077	3,615
Assets purchased under capital lease	—	—
Cashless exercise of warrants	—	913

15. Related Party Transactions:

In 2002, the Company loaned Dianne Dubois, the Company’s former Chief Financial Officer, $0.3 million. The loan was interest-free and subject to forgiveness ratably over a period of four years, subject to certain performance measures being met. In addition, the Company has agreed to pay taxes due related to forgiveness of the loan and imputed interest. The amount of imputed interest and tax adjustments charged to operations were $8,000 and $7,000 for the year ended December 31, 2004. The amount forgiven, imputed interest and tax adjustments were $16,000, $14,000 and $47,000, respectively for the year ended December 31, 2003. Due to the resignation of the Chief Financial Officer in 2003, the outstanding balance of $0.2 million was repaid in August 2004.

As of December 31, 2002 the Company had a related party receivable of $1.4 million, from BT LookSmart (Note 13), which represented reimbursable distribution costs incurred for paid clicks provided by one of the Company’s distribution partners to BT LookSmart. This amount was classified on the balance sheet as “due from related party”. In June 2003, the Company consolidated its receivable from BT LookSmart and its payable to BT LookSmart into its investment. The Company also wrote down the investment by $0.3 million. In 2004, the Company recorded a valuation adjustment to the net receivable from the joint venture of $0.1 million based on revised estimates of net realizable value. The remaining investment balance at December 31, 2004 is $0.3 million, which reflects the estimated value upon final liquidation of the joint venture.

In the first quarter of 2003, as part of the dissolution of the joint venture, BT LookSmart transferred ownership of its directories and of its European and Japanese subsidiaries to LookSmart. The Company received net assets of $0.2 million along with the ongoing operating and revenue-generating relationships contained in these entities as part of the dissolution and settlement for nominal consideration. In connection with the acquisition of the joint venture entities, the Company recorded an extraordinary gain, net of tax, of $0.2 million, which represents the fair value of net assets the Company recorded in excess of the consideration paid upon the acquisition.

16. Employee Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Employees may contribute amounts ranging from 1% to 50% of annual salary, up to the maximum limits established by the Internal Revenue Service. The Company matches these contributions in cash up to 5% of annual salary up to a total match of $3,000 per year. Employees vest 100% immediately in their own contributions and 50% per year in Company matching contributions. Any employer contributions that are not vested are forfeited if an employee leaves the Company, but are reinstated if the employee returns to service within five years. The Company made matching contributions totaling $0.6 million and $1.1 million for 2004 and 2003, respectively.

17. Discontinued Operations

International subsidiaries

In January 2004, the Company agreed to sell certain of the assets of its Australian subsidiary and related intellectual property rights to a subsidiary of Telstra Corporation Limited for the sum of approximately $0.7 million. In March 2004, the Company agreed to sell certain of the assets of its Japanese subsidiary and related intellectual property rights to Value Commerce for the sum of approximately $0.7 million. In March 2004, the Company agreed to sell certain assets of its United Kingdom subsidiary and related intellectual property rights to Crystal for the sum of approximately $0.1 million. The gain on disposal of the operations of $1.0 million is shown net of $0.4 million for transitional expenses.

Revenue and pretax net income (loss) from the discontinued international operations (excluding gain on disposal), previously included in the listings segment of the business, reported in discontinued operations were as follows (in thousands):

(000’s)	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenue	$6,036	$21,397

Pretax net income (loss) (excluding gain on disposal)	407	(1,501)
Tax impact	(25)	(222)
Gain on disposal	1,023	—

Net gain (loss) from discontinued operations	$1,405	$(1,723)

The components of net assets related to the discontinued operations were as follows (in thousands):

(000’s)	December 31, 2004	December 31, 2003
Current assets	$645	$10,986
Property and equipment, net and security deposits	—	267
Security deposits	—	526
Current liabilities	(96)	(9,118)

Net assets of discontinued operations	$549	$2,661